Exhibit 99.1

PRESS RELEASE

For Immediate Release: February 25, 2003

Contact:

Ronnie Lyon
Phone: 903-813-0377
rlyon@caprockenergy.com

Cap Rock Energy Files Rate Case

MIDLAND, TX. – Cap Rock Energy Corporation (AMEX: RKE) today announced that in response to an order from the Public Utility Commission of Texas (“PUCT”) it has submitted a rate filing package to the PUCT.  The rate filing contains an application for a   rate increase.  The PUCT order compelled the filing of the application for a rate increase much earlier than the Company had originally anticipated.  This was due to recent action by the Texas Legislature which brought the Company under the regulatory authority of the PUCT for rate purposes.  This special legislation was sponsored by Senator Troy Fraser and heavily supported and advanced by St. Lawrence cotton farmers Harold Hoelscher, Rodney Gully, Glen and Mary Marechek, and County Judge W.E. Bednar, among others, as well as the St. Lawrence Cotton Growers Association, the Texas Electric Cooperative Association, the Texas Cotton Ginners Association, and the Texas Farm Bureau.

The Public Utility Regulatory Act (“PURA”) originally provided for Cap Rock to be regulated as an electric cooperative and have its rates set by its Board of Directors.  In 2003 the aforementioned individuals and special interest groups, along with others, launched an aggressive campaign to change the PURA and they were successful in passing Senate Bill 1280 which was signed into law on June 22, 2003.  S.B. 1280 provided for Cap Rock’s rates to be set by the PUCT effective September 1, 2003.  During those proceedings Cap Rock leadership testified that the result of such regulation would be an increase, not a decrease, in rates.

Prior to the passage of S.B. 1280, Cap Rock had operated using rates set by its board of directors who utilized independent third-party studies in analyzing and setting rates.  Because regulatory costs are passed on to ratepayers, this process was very economical and avoided the extremely high cost of the rate filing process and ongoing cost of regulatory compliance.  This more efficient model also avoided any significant regulatory lag cost.  Prior to S.B. 1280, Cap Rock was positioned to save the ratepayers millions of dollars.

In 2002, Cap Rock converted from an electric cooperative to a shareholder owned corporation.  As part of the conversion, Cap Rock’s then current and former members had the option of receiving payment of their ownership interest in the cooperative by electing to receive cash, credit on their electric bill, if they were a current customer, or stock in the new company.  “We were very pleased that the vast majority of our former members elected to take stock and remain shareholders to this day,” stated David W. Pruitt, President/CEO and Co-Chairman of the Board.  “Our stock began trading on the American Stock Exchange on March 14, 2002.  The stock was issued at $10 per share.  It is now trading at over $32.  We are extremely proud of that.”

After taking cash, electricity credit and even stock, a very vocal minority group of wealthy irrigation farmers began attempting to “unwind” the conversion.  This group constituted less than 1% of our customers.  Ironically, they never proposed how they would return the money, credit, or stock they received as part of the conversion.  As leverage, they intervened in Cap Rock’s application to transfer the “Certificate of Convenience and Necessity” or its license to operate.  This group was unsuccessful in this effort, but delayed the process for over two years and cost Cap Rock, and hence its customers, millions of dollars.

Simultaneously this same group and others who they were able to enlist began efforts to change the law and have Cap Rock’s rates set by the PUCT.  Desiring to have all other customer classes subsidize lower rates for them, they adopted the mantra “Regulate Cap Rock.”   They were successful in these efforts and, as Cap Rock had predicted, the result will be higher rates for all Cap Rock customers.

Cap Rock’s rate filing vehemently opposes subsidizing any particular customer class.  Its proposed rates are based on the cost of providing services to its various rate classes and a fair rate of return on the investment required to provide that quality service.

“We will not be intimidated by this small group of wealthy and powerful irrigation farmers,” stated Mr. Pruitt.  “Our rates are going to have to go up, but we are trying to keep them as low as possible.  These special interest groups want to use this rate inquiry to change our rates and penalize our other customers.  We are going to protect our residential and small business customers from the bullying tactics being used by these special interest groups.  Frankly, it would be easier and less expensive to give in to this special interest group and reduce their rates while increasing the rates of people who have far less ability to fight and garner political support.  However, that would not be the right thing to do.  We will do the right thing and we expect to prevail.  Our customers, shareholders and employees expect nothing less.”

Cap Rock Energy provides electric distribution services to over 35,000 meters in 28 counties in Texas.  Its corporate office is located in Midland, Texas, with service divisions in Stanton, Colorado City, Brady and Celeste, Texas.  The Company also provides management services to the Farmersville Municipal Electric System.  The Company’s predecessor, Cap Rock Electric Cooperative, Inc., was incorporated as an electric cooperative in the State of Texas in 1939.  Cap Rock Energy Corporation is the first electric cooperative to convert to a publicly held corporation and the first electric utility to become a public company in over 60 years.

All statements, other than statements of historical fact included in this news release are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any such forward looking statements involve risks and uncertainties and actual results, performance or achievements of Cap Rock Energy may be different from those expressed or implied in the forward looking statements.